Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND
REPORTS 2016 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Conference Call and Webcast at 10:00 a.m. Eastern Time

The Woodlands, Texas, March 3, 2017 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months and year ended December 31, 2016 and provided an overview of key milestones for the company’s lead drug candidates.

“Lexicon made great strides in 2016, achieving important clinical and regulatory milestones and laying the groundwork for becoming a commercial pharmaceutical company,” said Lonnel Coats, Lexicon’s president and chief executive officer. “With this week’s FDA approval of XERMELOTM Lexicon has become one of a select few biopharmaceutical companies to bring to market on its own in the United States an innovation that was first discovered in its own labs.”

Pipeline Progress

XERMELO™ (telotristat ethyl) 250 mg was approved by the U.S. Food and Drug Administration (FDA) as the first and only orally administered therapy for the treatment of carcinoid syndrome diarrhea in combination with somatostatin analog (SSA) therapy in adults inadequately controlled by SSA therapy. Carcinoid syndrome is a rare and debilitating condition that affects people with metastatic neuroendocrine tumors (mNETs) and is characterized by frequent and debilitating diarrhea that often prevents patients from leading active, predictable lives, as well as by facial flushing, abdominal pain, fatigue and, over time, heart valve damage. XERMELO targets tryptophan hydroxylase, an enzyme that mediates excess serotonin production inside mNET cells, providing a new treatment option for patients suffering from carcinoid syndrome diarrhea.

Lexicon has built the in-house capability and infrastructure to launch and market XERMELO in the U.S., where it retains all commercialization rights. Lexicon also retains rights to market telotristat ethyl in Japan. Lexicon has established a license and collaboration agreement with Ipsen to commercialize telotristat ethyl in Europe and other countries outside of U.S. and Japan. For more information about XERMELO, please visit www.xermelo.com.

Sotagliflozin, which is being developed as a potential treatment for type 1 and type 2 diabetes, is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2), each of which modulates glucose levels, and is the first investigational medicine that targets both of these two proteins.

In December, Lexicon announced positive top-line results of its second pivotal Phase 3 clinical trial (inTandem2) of sotagliflozin in 782 patients with type 1 diabetes, showing a statistically significant reduction in A1C at 24 weeks on a background of optimized insulin, meeting the study’s primary endpoint. Top-line results from the Phase 3 study showed that patients treated with sotagliflozin had mean A1C reductions from baseline of 0.39% on 200mg once daily sotagliflozin dose (p<0.001) and 0.37% on 400mg once daily sotagliflozin dose (p<0.001), as compared to a reduction of 0.03% on placebo after 24 weeks of treatment, meeting the study’s primary endpoint. Sotagliflozin was generally well tolerated during the 24-week treatment period. The number of patients with severe hypoglycemic events was seven (2.7%), ten (3.8%) and six (2.3%) in the placebo, 200mg and 400mg dose arms, respectively. The number of patients with diabetic ketoacidosis events was none (0.0%), one (0.4%) and three (1.1%) in the placebo, 200mg and 400mg dose arms, respectively.

Lexicon is conducting a third type 1 diabetes Phase 3 clinical trial, inTandem3, which is underway globally and is studying approximately 1,400 patients treated with sotagliflozin 400mg once daily or placebo on a background of any insulin therapy, but without insulin optimization prior to randomization. Results from this third Phase 3 clinical trial are expected in mid-2017. Lexicon also expects to report additional efficacy and safety data in 2017 from the inTandem1 and inTandem2 studies.

Lexicon has granted Sanofi an exclusive, worldwide, royalty-bearing right and license to develop, manufacture and commercialize sotagliflozin. Lexicon is responsible for all clinical development activities relating to type 1 diabetes and retains an exclusive option to co-promote and have a significant role, in collaboration with Sanofi, in the commercialization of sotagliflozin for the treatment of type 1 diabetes in the United States. Sanofi is responsible for all clinical development and commercialization of sotagliflozin for the treatment of type 2 diabetes worldwide and is solely responsible for the commercialization of sotagliflozin for the treatment of type 1 diabetes outside the United States. Sanofi commenced Phase 3 clinical trials for sotagliflozin in patients with type 2 diabetes in late 2016.

Additional Programs: In late 2016, Lexicon initiated a Phase 1 clinical trial of LX2761, an orally-delivered small molecule compound for the potential treatment of diabetes. LX2761 is an internally generated compound and is designed to inhibit SGLT1 locally in the gastrointestinal tract without any significant inhibition of SGLT2 in the kidney. Also in 2016, Lexicon obtained exclusive research, development and commercialization rights to LX9211, a development candidate for neuropathic pain that was jointly developed by Lexicon and Bristol-Myers Squibb Company as part of their neuroscience drug discovery alliance. Additional small molecule compounds acting through the same target as LX9211 are also included in the exclusive arrangement. LX9211 has completed IND-enabling studies, with Phase 1 clinical trials anticipated to commence during 2017.

Financial Highlights

Revenues: Lexicon’s revenues for the three months ended December 31, 2016 decreased to $23.0 million from $127.3 million for the corresponding period in 2015, primarily due to the recognition of revenues from the upfront payment received under the collaboration and license agreement with Sanofi. For the year ended December 31, 2016, revenues decreased to $83.3 million from $130.0 million for the corresponding period in 2015.

Research and Development Expenses: Research and development expenses for the three months ended December 31, 2016 increased 33 percent to $40.4 million from $30.4 million for the corresponding period in 2015, primarily due to increases in external clinical development costs relating to sotagliflozin. For the year ended December 31, 2016, research and development expenses increased 87 percent to $178.2 million from $95.2 million for the corresponding period in 2015.

Change in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. The change in fair value of the Symphony Icon purchase liability was $0 and $0.8 million for the three months ended December 31, 2016 and 2015, respectively, and was $(0.7) million and $5.9 million for the year ended December 31, 2016 and 2015, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended December 31, 2016 increased 117 percent to $14.0 million from $6.4 million for the corresponding period in 2015, primarily due to increased costs in preparation for commercialization of XERMELO. For the year ended December 31, 2016, general and administrative expenses increased 81 percent to $43.0 million from $23.8 million for the corresponding period in 2015.

Impairment Loss on Buildings: In 2014, Lexicon began to market its buildings and land in The Woodlands, Texas for sale. Lexicon recognized non-cash impairment losses on its buildings of $1.2 million and $3.6 million for the three months and year ended December 31, 2015, respectively as a result of writing down the value of the buildings to the estimated net selling price.

Consolidated Net Loss: Net loss for the three months ended December 31, 2016 was $32.4 million, or $0.31 per share, compared to a net profit of $86.8 million, or $0.76 per diluted share, in the corresponding period in 2015. Net loss for the year ended December 31, 2016 was $141.4 million, or $1.36 per share, compared to a net loss of $4.7 million, or $0.05 per share, in the corresponding period in 2015. For the three months and year ended December 31, 2016, net loss included non-cash, stock-based compensation expense of $1.7 million and $7.5 million, respectively. For the three months and year ended December 31, 2015, net loss included non-cash, stock-based compensation expense of $1.4 million and $6.8 million, respectively.

Cash and Investments: As of December 31, 2016, Lexicon had $346.5 million in cash and investments, as compared to $395.6 million as of September 30, 2016 and $521.4 million as of December 31, 2015.

Lexicon Conference Call

Lexicon management will hold a conference call to discuss its clinical development progress and financial results at 10:00 am Eastern Time on March 3, 2017. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 6855552. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through April 3, 2017.

About Lexicon

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science based on Nobel Prize-winning technology to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. In addition to XERMELO, Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in diabetes and metabolism and neuropathic pain. For additional information please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s commercialization of XERMELO (telotristat ethyl) 250 mg and clinical development of sotagliflozin. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward‑looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including the degree of market acceptance of XERMELO, the availability of coverage and reimbursement for XERMELO, Lexicon’s dependence on third parties for manufacturing and distribution of XERMELO, Lexicon’s compliance with applicable legal and regulatory requirements and other factors relating to the commercialization of XERMELO. Other risks include Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin and its other potential drug candidates, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward‑looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenues:
Collaborative agreements	$23,001	$127,093	$83,182	$129,728
Subscription and license fees	36	187	155	286
Total revenues	23,037	127,280	83,337	130,014
Operating expenses:
Research and development, including stock-based compensation of $925, $828, $3,938 and $3,693, respectively	40,400	30,442	178,151	95,187
Increase (decrease) in fair value of Symphony Icon purchase liability	---	782	(703)	5,927
General and administrative, including stock-based compensation of $805, $602, $3,514 and $3,150, respectively	13,967	6,448	43,044	23,835
Impairment loss on buildings	---	1,248	---	3,597
Total operating expenses	54,367	38,920	220,492	128,546
Income (loss) from operations	(31,330)	88,360	(137,155)	1,468
Interest expense	(1,634)	(1,678)	(6,567)	(6,722)
Interest and other income, net	545	68	2,293	572
Consolidated net income (loss)	$(32,419)	$86,750	$(141,429)	$(4,682)

Consolidated net income (loss) per common share, basic	$(0.31)	$0.84	$(1.36)	$(0.05)
Consolidated net income (loss) per common share, diluted	$(0.31)	$0.76	$(1.36)	$(0.05)

Shares used in computing net income (loss) per common share, basic	104,052	103,623	103,863	103,591
Shares used in computing net income (loss) per common share, diluted	104,052	115,764	103,863	103,591

Consolidated Balance Sheet Data	As of December 31,	As of December 31,
(In thousands)	2016	2015
	(Unaudited)
Cash and investments	$346,504	$521,352
Property and equipment, net	19,390	21,227
Goodwill	44,543	44,543
Other intangible assets	53,357	53,357
Total assets	475,625	651,960
Accounts payable	52,877	19,725
Accrued liabilities	32,114	24,757
Deferred revenue	112,306	185,650
Current and long-term debt	101,447	102,936
Accumulated deficit	(1,250,363)	(1,108,934)
Total stockholders’ equity	157,401	285,850

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For Additional Information Contact:

Chas Schultz
Senior Director, Finance and Communications
Lexicon
(281) 863-3421
cschultz@lexpharma.com